Exhibit 10.01

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into between Gregory S. Clark (“Executive”) and Symantec Corporation (the “Company”).  Executive and the Company are sometimes herein referred to individually as a “Party” and collectively as the “Parties.” The Company accepts the Executive’s resignation as President and Chief Executive Officer of the Company pursuant to the following terms.

1.            Separation Date:  Executive’s last day of employment with the Company is May 9, 2019 (the “Separation Date”). Executive will continue to receive his base salary and continue in Company’s benefits programs, subject to the terms and conditions of such programs through the Separation Date.  Executive agrees to, and by his signature below hereby does, resign from all positions, if any, that he may hold at the Company or any of its affiliated entities as a director, officer, manager, member, trustee or otherwise by reason of his employment with the Company, including as a member of the Board of Directors of the Company (the “Board”), effective as of the Separation Date.  The Current Report on Form 8-K to be filed on May 9, 2019 shall state that: “On May 9, 2019, Gregory S. Clark resigned from his roles as President and Chief Executive Officer of the Company and from the Board.”  The Company shall file the Agreement as an exhibit to its Current Report on Form 8-K which references Executive's separation and the Agreement.

2.            Final Wages: The Company shall pay Executive for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation (if any), and any similar payments due Executive from the Company as of the Separation Date and through the date of payment. Executive agrees to submit to the Company, no later than ten (10) business days following the Separation Date, any outstanding expenses for reimbursement; such requests will be processed and, if approved, paid in accordance with the Company’s standard expense reimbursement policies.

3.            Return of Company Property:  By signing this Agreement, Executive hereby represents and warrants to the Company that Executive shall return to the Company on the Separation Date any and all property or data of the Company of any type whatsoever that may have been in Executive’s possession or control, including all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), and any other Company-owned property in his possession or control and shall leave intact all electronic Company documents, including, but not limited to, those that Executive developed or helped to develop during his employment.

4.            Non-disparagement:  In addition to any other existing obligations regarding non-disparagement, (i) Executive agrees that Executive will not, whether orally or in writing, make any disparaging statement or comments, either as fact or as opinion, about the Company or its products and services, business, technologies, market position, agents, representatives, directors, officers, shareholders, attorney’s, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, and (ii) the Company agrees that the Company, in its official, public or private statements, will not, and will use its best efforts to ensure that the current members of the Board and executive officers, for so long as they remain employed by or providing Board service to the Company, shall not make any disparaging statement or comments, either as fact or as opinion about Executive, including about Executive’s leadership at the Company. Nothing in this Agreement (including any agreements incorporated by reference herein) shall prohibit or restrict Executive or the Company from (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Executive individually from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Nothing in this section shall prohibit Executive or the Company from providing truthful information in response to a subpoena or other legal process.

5.            Indemnification: Executive will continue to be covered to the fullest extent by any indemnification agreement in place between Executive and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company.

6.            Complete and Voluntary Agreement:  This Agreement, together with the Non-Competition Agreement between the Company and Executive dated June 12, 2016, the Symantec Confidentiality and Intellectual Property Agreement and the Blue Coat Proprietary Information and Inventions Agreement, constitute the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including the Employment Letter between the Company and Executive dated June 12, 2016 and the 2018 PRSU Agreement.

7.            Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

8.            Effective Date:  This Agreement is effective as of the date set forth above.

[Signature Page to Separation Agreement Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below:

EXECUTIVE	SYMANTEC CORPORATION

/s/ Gregory S. Clark	/s/ Scott Taylor
Gregory S. Clark	Scott Taylor, EVP General Counsel

05/07/2019	05/07/2019
Date	Date

[Signature Page to Separation Agreement]